Exhibit 99.1

FOR IMMEDIATE RELEASE

ISLE OF CAPRI CASINOS, INC. ANNOUNCES SECOND QUARTER FISCAL 2008 RESULTS

SAINT LOUIS, MO (December 3, 2007)PR Newswire/First Call/—Isle of Capri Casinos, Inc. (NASDAQ: ISLE) today reported financial results for the second fiscal quarter ended October 28, 2007.

Bernard Goldstein, chairman of the board and chief executive officer commented, “In the second quarter, the Company recorded a pre-tax charge of $6.5 million related to costs previously capitalized in connection with a proposed project in west Harrison County, Mississippi, and proposed expansions in Davenport, Iowa and Kansas City, Missouri, which negatively impacted our results.  We have also begun conducting a strategic review of our existing portfolio and growth opportunities.”

“In addition, our second quarter results were impacted by significant non-recurring charges, including charges resulting from the retirement of our 9% Senior Subordinated Notes as part of the refinancing completed in July 2007. The refinancing improved the flexibility of our balance sheet and is consistent with our strategy to effectively lower our weighted average interest rate.”

President and Chief Operating Officer Virginia McDowell said, “Our Company goal continues to be increased EBITDA(1) through margin improvement, and we have identified opportunities to reduce spending at both the corporate and site levels as a result of our focus on expense reduction and cost containment measures.”

“Although we continue to see improvements in operating results at nearly all of our legacy properties, the isle casino at Coventry continues to under perform. We are currently streamlining our cost structures at Coventry and developing new marketing programs, but we have also been negatively impacted by recent legislative changes, including an increase in taxes and the implementation of a smoking ban. As a result, we are currently evaluating the returns on and realization of our United Kingdom investments as a part of our strategic review process. The process in the United Kingdom will be led by Donn Mitchell, who was recently named Senior Vice President of UK Operations.”

The Company reported a 14.6% increase in net revenues to $278.8 million for the second quarter compared to net revenues of $243.2 million for the same quarter in fiscal 2007.  The Company reported a loss from continuing operations for the quarter of $24.6 million or $0.80 per diluted common share during the second quarter of fiscal 2008 compared to a loss from continuing operations of $4.2 million or $0.14 per diluted common share for the second quarter of fiscal 2007.

Reflecting the impact of pre-opening expenses and write-offs, total EBITDA(1) for the second quarter of fiscal 2008 was $37.6 million compared to $38.3 million for the second quarter of fiscal 2007.  Property EBITDA(1) from continuing operations for the second quarter of fiscal 2008 increased 8.5% to $55.2 million compared to Property EBITDA(1) from continuing operations of $50.9 million for the comparable quarter in fiscal 2007.

The results from operations for the second quarter of fiscal 2008 include $6.5 million of charges primarily related to costs previously capitalized in connection with a proposed project in west Harrison County, Mississippi and the write-off of construction projects in Davenport, Iowa and Kansas City, Missouri.  Additionally, in the second quarter of fiscal 2008, the Company recognized an $11.5 million loss from early extinguishment of debt related to the retirement of the Company’s 9% Senior Subordinated Notes on August 29, 2007.  Combined, these items resulted in a $10.8 million after-tax impact on the quarterly results, or $0.35 loss per diluted share.  The results from continuing operations for the second quarter of fiscal 2007 include $1.0 million of office relocation costs and $3.7 million of increased new development costs compared to the second quarter of fiscal 2008. Combined, these items resulted in $2.8 million of after-tax impact on the prior year quarterly results or $0.09 loss per diluted common share.

For the six months ended October 28, 2007, the Company reported a 7.8% increase in net revenues to $557.4 million compared to net revenues of $517.2 million for the same period in fiscal 2007.  For the first six months of fiscal 2008, the Company reported a loss from continuing operations of $31.8 million or $1.04 per diluted common share compared to income from continuing operations of $1.1 million or $0.04 per diluted common share for the same period in fiscal 2007.  EBITDA(1) from continuing operations for the first six months of fiscal 2008 was $86.2 million compared to $93.6 million for the first six months of fiscal 2007.

The Company’s Bossier City and Vicksburg properties are reflected as discontinued operations for fiscal 2007 results. Accordingly, the operating results for these properties are not included in the net revenue, income and EBITDA(1) from continuing operations results discussed above. The sale of the Bossier City and Vicksburg properties closed on July 31, 2006.  Accordingly, the net revenues, income and EBITDA(1) for fiscal 2008 are comparable to the net revenue, income and EBITDA(1) from continuing operations for fiscal 2007 because the Company had no discontinued operations in fiscal 2008.

Recent Highlights:

•                  On November 13, 2007, the Company executed a definitive agreement with Nevada Gold & Casinos, Inc. to acquire the 43% interest in Isle of Capri Black Hawk, L.L.C., which is currently owned by Nevada Gold.  Under the terms of the agreement, the Company agreed to pay $64.6 million for the remaining 43% interest, payable upon closure of the sale.  Upon closing, Isle of Capri Black Hawk, L.L.C. would become an indirect wholly owned subsidiary of Isle of Capri, and Isle of Capri would gain complete control of the largest gaming operation in Colorado. (verify) The closing of the transaction is subject to the approval of Nevada Gold’s stockholders and certain other customary closing conditions, and is expected to occur in early 2008

•                  The Company continued to realize margin improvements at nearly all of the same store properties as a result of continuing its efforts of managing expenses and improving marketing programs.   Excluding international operations and Biloxi which had fewer casinos operating in the market during the comparable prior year period as the region continued its recovery from Hurricane Katrina, EBITDA(1) margins at the Company’s legacy properties for the three months ended October 28, 2007 improved over 390 basis points from 22.3% to 26.2%.

•                  Utilizing the enterprise data warehouse and business intelligence tools, the Company has nearly completed the initial process of re-segmenting the database at each property.  This is expected to enable management to improve the effectiveness of its marketing spend by refocusing on increased share of wallet from higher value customers, and building new acquisition programs.

Ms. McDowell commented, “On November 1st, we celebrated the opening of the initial two lanes of the Biloxi Bay Bridge, linking Ocean Springs and Biloxi. The East Biloxi casinos have been relatively isolated since Hurricane Katrina, and the reopening of the bridge provides a vital link to our customers who reside to the east. We have introduced a variety of new marketing programs designed to reintroduce our Biloxi property to these customers, and to prepare for the full opening of the bridge next spring, when Mississippi Department of Transportation officials estimate that as many as 30,000 vehicles a day could travel the span when all lanes reopen.”

“We also continue to improve our properties by adding quality amenities that have been very well received by our customers.  In November, the isle casino and hotel at Waterloo opened a 10,000 square foot indoor pool with a bar and restaurant, as well as an expanded deck designed to accommodate player parties and group sales opportunities. In September, we also opened the new and expanded Farraddays’ Steakhouse in Black Hawk, Colorado resulting in a significant increase in revenue per cover.  Relocating the restaurant has enabled the property to expand the popular Calypso’s buffet by 66 much needed seats, which are expected to be available in late December.”

Ms. McDowell concluded, “As we continue with the strategic review of our current assets and growth opportunities, we also continue to progress with the development of our strategic brand portfolio, and hope to announce our plans by our fourth fiscal quarter.”

Operational Review of the Company’s Continuing Operations for the Second Quarter of Fiscal 2008 Compared to the Second Quarter of Fiscal 2007

Mississippi — The Company’s three continuing casino operations contributed 17.3% of our net revenues for the three months ended October 28, 2007. Net revenues and EBITDA(1) at our Biloxi property decreased significantly from abnormally high prior year operating results due to increased competition in the market as competitors have re-opened after closures caused by Hurricane Katrina. Additionally, the Biloxi property remains negatively impacted by the destruction of the Biloxi/Ocean Springs bridge, which is the primary thoroughfare for travelers from Alabama and Florida to east Biloxi where our Biloxi property is located.  Two lanes of the new Biloxi/Ocean Springs bridge opened in November 2007 and the complete new bridge with six lanes is scheduled to open in June 2008. The Company’s Natchez property continues to experience decreases in both net revenues and income from operations primarily resulting from the re-opening of competing casinos along the Gulf Coast. Net revenues at the Lula property decreased due to increased competition impacting certain of the property’s outlying primary feeder markets and disruption due to renovations of the casino floor.

Louisiana — The Company’s casino in Lake Charles contributed 13.4% of our net revenues for the three months ended October 28, 2007. Lake Charles experienced a decrease in net revenues due to increased competition in the market as competitors have fully re-opened following closures caused by Hurricane Rita and post hurricane normalization of population levels in the property’s feeder markets. Despite a decline in net revenues, EBITDA(1) increased due primarily to decreased promotional and marketing expenses as well as overall cost control efforts.

Missouri — The Company’s three casinos in Missouri contributed 16.7% of our net revenues for the three months ended October 28, 2007. Net revenues increased primarily due to the acquisition of the Caruthersville property on June 11, 2007. Net revenues decreased at our Kansas City property primarily due to aggressive marketing by our competition in the Kansas City marketplace.  EBITDA(1) increased in the second quarter of fiscal 2008 due to the Caruthersville acquisition as well as overall cost control efforts at our other Missouri properties.

Iowa — The Company’s four casinos in Iowa contributed 23.0% of our net revenues for the three months ended October 28, 2007. Net revenues and EBITDA(1) increased primarily due to the opening of the Waterloo property on June 30, 2007. Combined net revenues decreased moderately at our Quad-City and Marquette properties due primarily to the impact of increased competition. However, combined EBITDA(1) for these properties increased due to cost control efforts.

Colorado — The Company’s two casinos in Black Hawk, Colorado contributed 14.1% of our net revenues for the three months ended October 28, 2007. Our Colorado properties experienced minor decreases in net revenues primarily due to a planned reduction in complimentary rooms and food and beverages.  EBITDA(1) increased at both Colorado properties due to decreases in marketing expenses and overall cost control efforts.

Florida — The Pompano racetrack and casino contributed 13.1% of net our revenues for the three months ended October 28, 2007.  Net revenues and EBITDA(1) reflect the opening of the slot gaming facility on April 14, 2007.

International Operations — Net revenues increased primarily due to the opening of the Coventry, England property in July 2007.

Corporate Development and Other — Corporate development and other expenses include the Company’s corporate office operations, new development costs and other write offs.  The increase in corporate, development and other expenses compared to the second quarter of fiscal 2007 was primarily due to a $4.9 million charge recognized in relation to the write off of the Company’s terminated development project in west Harrison County, Mississippi.

Discontinued Operations — Operating results from the Company’s Vicksburg and Bossier City properties have been classified as discontinued operations for all periods presented and thus are not included in the Operational Review discussed above.

ISLE OF CAPRI CASINOS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	October 28,	October 29,	October 28,	October 29,
	2007	2006	2007	2006
		(Restated)		(Restated)
Revenues:
Casino	$278,282	$249,237	$555,516	$526,857
Rooms	13,080	13,319	26,921	27,970
Pari-mutuel commissions and fees	3,838	3,832	8,414	8,793
Food, beverage and other	33,603	32,153	67,671	66,965
Gross revenues	328,803	298,541	658,522	630,585
Less promotional allowances	49,965	55,317	101,151	113,393
Net revenues	278,838	243,224	557,371	517,192
Operating expenses:
Casino	41,330	41,570	80,693	83,600
Gaming taxes	71,965	53,076	141,037	111,419
Rooms	3,164	2,429	6,345	4,880
Pari-mutuel commissions and fees	3,172	3,070	6,844	6,896
Food, beverage and other	11,400	7,506	23,029	16,592
Marine and facilities	16,781	15,634	33,271	30,746
Marketing and administrative	73,683	67,832	142,999	140,332
Corporate and development	12,919	12,790	23,993	27,835
Write-offs and other valuation charges	6,526	665	6,526	665
Pre-opening	324	389	6,457	638
Depreciation and amortization	35,270	24,304	65,827	48,290
Total operating expenses	276,534	229,265	537,021	471,893
Operating income	2,304	13,959	20,350	45,299
Interest expense	(29,176)	(23,394)	(54,990)	(43,450)
Interest income	1,140	3,463	2,234	4,032
Loss on early extinguishment of debt	(11,468)	—	(13,660)	—
Income (loss) from continuing operations before income taxes and minority interest	(37,200)	(5,972)	(46,066)	5,881
Income tax (provision) benefit	14,611	2,300	18,289	(3,187)
Minority interest	(2,046)	(515)	(3,973)	(1,553)
Income (loss) from continuing operations	(24,635)	(4,187)	(31,750)	1,141
Income from discontinued operations, net of income taxes	—	13,817	—	17,773
Net income (loss)	$(24,635)	$9,630	$(31,750)	$18,914

Earnings (loss) per common share-basic:
Income (loss) from continuing operations	$(0.80)	$(0.14)	$(1.04)	$0.04
Income from discontinued operations, net of income taxes	—	0.46	—	0.58
Net income (loss)	$(0.80)	$0.32	$(1.04)	$0.62

Earnings (loss) per common share-diluted:
Income (loss) from continuing operations	$(0.80)	$(0.14)	$(1.04)	$0.04
Income from discontinued operations, net of income taxes	—	0.46	—	0.57
Net income (loss)	$(0.80)	$0.32	$(1.04)	$0.61

Weighted average basic shares	30,727	30,346	30,559	30,384
Weighted average diluted shares	30,727	30,346	30,559	31,228

ISLE OF CAPRI CASINOS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	October 28,	April 29,
	2007	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$114,961	$188,114
Marketable securities	18,025	17,169
Accounts receivable, net	24,445	22,527
Insurance receivable, net	55,172	56,040
Income tax receivable	11,636	—
Deferred income taxes	12,410	12,421
Prepaid expenses and other assets	34,498	24,067
Total current assets	271,147	320,338
Property and equipment, net	1,430,085	1,338,570
Other assets:
Goodwill	297,268	297,268
Other intangible assets, net	79,821	74,154
Deferred financing costs, net	15,858	13,644
Restricted cash	2,639	4,637
Prepaid deposits and other	23,463	27,080
Total assets	$2,120,281	$2,075,691
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$10,105	$7,594
Accounts payable	34,238	60,460
Accrued liabilities:
Interest	7,684	10,166
Payroll and related	50,427	48,402
Property and other taxes	32,382	23,380
Income taxes	—	16,011
Other	62,649	69,728
Total current liabilities	197,485	235,741
Long-term debt, less current maturities	1,511,306	1,410,385
Deferred income taxes	31,243	41,451
Other accrued liabilities	41,739	30,817
Other long-term liabilities	49,358	47,639
Minority interest	30,115	27,836
Stockholders’ equity:
Preferred stock, $.01 par value; 2,000 shares authorized; none issued	—	—
Common stock, $.01 par value; 45,000 shares authorized; shares issued: 35,206 at October 28, 2007 and 34,682 at April 29, 2007	352	347
Class B common stock, $.01 par value; 3,000 shares authorized; none issued	—	—
Additional paid-in capital	184,725	175,132
Retained earnings	123,377	155,127
Accumulated other comprehensive income	3,610	3,358
	312,064	333,964
Treasury stock, 4,372 shares at October 28, 2007 and 4,324 shares at April 29, 2007	(53,029)	(52,142)
Total stockholders’ equity	259,035	281,822
Total liabilities and stockholders’ equity	$2,120,281	$2,075,691

Isle of Capri Casinos, Inc.

Supplemental Data - Net Revenues

(unaudited, in thousands)

	Three Months Ended		Six Months Ended
	October 28, 2007	October 29, 2006	October 28, 2007	October 29, 2006
		(Restated)		(Restated)
Mississippi
Biloxi	$21,020	$37,611	$47,772	$90,466
Natchez	8,765	9,639	18,420	20,796
Lula	18,549	19,912	38,065	41,283
Mississippi Total	48,334	67,162	104,257	152,545

Louisiana
Lakes Charles	37,502	39,952	80,503	84,619

Missouri
Kansas City	18,766	19,880	38,476	40,590
Boonville	20,403	20,349	41,069	40,470
Caruthersville (2)	7,459	—	11,839	—
Missouri Total	46,628	40,229	91,384	81,060

Iowa
Bettendorf	23,133	22,049	46,580	45,427
Davenport	13,068	15,303	26,677	32,238
Marquette	8,875	10,178	18,372	20,379
Waterloo (2)	18,955	—	27,069	—
Iowa Total	64,031	47,530	118,698	98,044

Colorado
Black Hawk/Colorado Central Station	39,314	39,502	78,529	79,117

Florida
Pompano (2)	36,396	4,424	70,593	10,256

International
Blue Chip	2,077	1,712	4,555	3,891
Coventry (2)	1,575	—	1,976	—
Our Lucaya	2,879	2,591	6,709	7,521
International Total	6,531	4,303	13,240	11,412

Other	102	122	167	139

	$278,838	$243,224	$557,371	$517,192

Isle of Capri Casinos, Inc.

Supplemental Data EBITDA(1)

(unaudited, in thousands)

	Three Months Ended		Six Months Ended
	October 28, 2007	October 29, 2006	October 28, 2007	October 29, 2006
		(Restated)		(Restated)
Mississippi
Biloxi	$2,967	$11,924	$9,259	$34,435
Natchez	2,546	2,652	5,571	5,911
Lula	4,861	4,008	10,290	9,684
Mississippi Total	10,374	18,584	25,120	50,030

Louisiana
Lakes Charles	7,677	7,411	18,222	17,395

Missouri
Kansas City	2,302	2,821	6,012	5,682
Boonville	6,185	5,653	12,797	10,975
Caruthersville (2)	1,809	—	2,927	—
Missouri Total	10,296	8,474	21,736	16,657

Iowa
Bettendorf	7,040	5,881	14,753	12,579
Davenport	2,636	3,239	6,203	8,353
Marquette	2,065	2,153	4,824	4,423
Waterloo (2)	3,760	(44)	3,481	(96)
Iowa Total	15,501	11,229	29,261	25,259

Colorado
Black Hawk/Colorado Central Station	14,035	9,987	27,910	21,039

Florida
Pompano (2)	2,843	(2,284)	2,233	(3,598)

International
Blue Chip	(434)	(1,259)	(410)	(1,468)
Coventry (2)	(4,146)	(96)	(8,255)	(232)
Our Lucaya	(897)	(1,115)	(956)	(3,798)
International Total	(5,477)	(2,470)	(9,621)	(5,498)

Total Property EBITDA	55,249	50,931	114,865	121,284

Corporate, Development and Other	(17,675)	(12,668)	(28,688)	(27,695)

Total EBITDA	$37,574	$38,263	$86,177	$93,589

Isle of Capri Casinos, Inc.

Supplemental Data - Detail of Certain Charges Affecting EBITDA(1)

(unaudited, in thousands)

	Three Months Ended October 28, 2007			Three Months Ended October 29, 2006
	Pre-opening	Write offs and Valuation		Pre-opening	Write offs and Valuation
	Expenses	Charges	Total	Expenses	Charges	Total
Kansas City	$—	$1,136	$1,136	$—	$—	$—
Davenport	—	532	532	—	—	—
Waterloo	324	—	324	34	—	34
Pompano	—	—	—	295	—	295
Coventry	—	—	—	60	—	60
Blue Chip	—	—	—	—	665	665
Total Properties	324	1,668	1,992	389	665	1,054
Corporate, Development and Other	—	4,858	4,858	—	—	—
	$324	$6,526	$6,850	$389	$665	$1,054

	Six Months Ended October 28, 2007			Six Months Ended October 29, 2006
	Pre-opening	Write offs and Valuation		Pre-opening	Write offs and Valuation
	Expenses	Charges	Total	Expenses	Charges	Total
Kansas City	$—	$1,136	$1,136	$—	$—	$—
Davenport	—	532	532	—	—	—
Waterloo	3,347	—	3,347	81	—	81
Pompano	307	—	307	370	—	370
Coventry	2,803	—	2,803	—	665	665
Blue Chip	—	—	—	187	—	187
Total Properties	6,457	1,668	8,125	638	665	1,303
Corporate, Development and Other	—	4,858	4,858	—	—	—
	$6,457	$6,526	$12,983	$638	$665	$1,303

Isle of Capri Casinos, Inc.

Supplemental Data - Reconciliation of Operating Income to EBITDA (1)

(unaudited, in thousands)

	Three Months Ended October 28, 2007			Three Months Ended October 29, 2006
	Operating Income	Depreciation and Amortization	EBITDA (1)	Operating Income	Depreciation and Amortization	EBITDA (1)
Mississippi
Biloxi	$(1,724)	$4,691	$2,967	$7,805	$4,119	$11,924
Natchez	1,611	935	2,546	1,673	979	2,652
Lula	1,582	3,279	4,861	1,453	2,555	4,008
Mississippi Total	1,469	8,905	10,374	10,931	7,653	18,584

Lousiana
Lakes Charles	3,855	3,822	7,677	3,413	3,998	7,411

Missouri
Kansas City	828	1,474	2,302	1,008	1,813	2,821
Boonville	4,912	1,273	6,185	4,307	1,346	5,653
Caruthersville (2)	1,130	679	1,809	—	—	—
Missouri Total	6,870	3,426	10,296	5,315	3,159	8,474

Iowa
Bettendorf	4,655	2,385	7,040	4,007	1,874	5,881
Davenport	1,344	1,292	2,636	1,699	1,540	3,239
Marquette	1,316	749	2,065	1,312	841	2,153
Waterloo (2)	996	2,764	3,760	(44)	—	(44)
Iowa Total	8,311	7,190	15,501	6,974	4,255	11,229

Colorado
Black Hawk/Colorado Central Station	10,038	3,997	14,035	5,962	4,025	9,987

Florida
Pompano (2)	(1,161)	4,004	2,843	(2,342)	58	(2,284)

International
Blue Chip	(560)	126	(434)	(1,378)	119	(1,259)
Coventry (2)	(6,058)	1,912	(4,146)	(569)	473	(96)
Our Lucaya	(899)	2	(897)	(1,195)	80	(1,115)
International Total	(7,517)	2,040	(5,477)	(3,142)	672	(2,470)

Total Properties	21,865	33,384	55,249	27,111	23,820	50,931

Corporate, Development and Other (3)	(14,703)	1,886	(12,817)	(13,152)	484	(12,668)
Corporate write offs (4)	(4,858)	—	(4,858)	—	—	—
	$2,304	$35,270	$37,574	$13,959	$24,034	$38,263

Isle of Capri Casinos, Inc.

Supplemental Data - Reconciliation of Operating Income to EBITDA (1)

(unaudited, in thousands)

	Six Months Ended October 28, 2007			Six Months Ended October 29, 2006
	Operating Income	Depreciation and Amortization	EBITDA (1)	Operating Income	Depreciation and Amortization	EBITDA (1)
Mississippi
Biloxi	$(217)	$9,476	$9,259	$26,114	$8,321	$34,435
Natchez	3,676	1,895	5,571	4,007	1,904	5,911
Lula	4,176	6,114	10,290	4,652	5,032	9,684
Mississippi Total	7,635	17,485	25,120	34,773	15,257	50,030

Louisiana
Lakes Charles	10,526	7,696	18,222	9,441	7,954	17,395

Missouri
Kansas City	3,244	2,768	6,012	2,021	3,661	5,682
Boonville	10,296	2,501	12,797	8,350	2,625	10,975
Caruthersville (2)	1,956	971	2,927	—	—	—
Missouri Total	15,496	6,240	21,736	10,371	6,286	16,657

Iowa
Bettendorf	9,884	4,869	14,753	8,906	3,673	12,579
Davenport	3,562	2,641	6,203	5,311	3,042	8,353
Marquette	3,258	1,566	4,824	2,770	1,653	4,423
Waterloo (2)	(225)	3,706	3,481	(96)	—	(96)
Iowa Total	16,479	12,782	29,261	16,891	8,368	25,259

Colorado
Black Hawk/Colorado Central Station	19,942	7,968	27,910	13,094	7,945	21,039

Florida
Pompano (2)	(5,615)	7,852	2,237	(3,711)	113	(3,598)

International
Blue Chip	(662)	252	(410)	(1,696)	228	(1,468)
Coventry (2)	(11,005)	2,750	(8,255)	(1,170)	938	(232)
Our Lucaya	(958)	2	(956)	(3,957)	159	(3,798)
International Total	(12,625)	3,004	(9,621)	(6,823)	1,325	(5,498)

Total Properties	51,838	63,027	114,865	74,036	47,248	121,284

Corporate, Development and Other (3)	(26,630)	2,800	(23,830)	(28,737)	1,042	(27,695)
Corporate write offs (4)	(4,858)	—	(4,858)	—	—	—
	$20,350	$65,827	$86,177	$45,299	$48,290	$93,589

1.               EBITDA is “earnings before interest, income taxes, depreciation, amortization, loss on early extinguishment of debt, minority interest and income (loss) from discontinued operations, net of income taxes.” EBITDA is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of operating performance in the gaming industry and 2) a principal basis of valuing gaming companies. Management uses property level EBITDA as the primary measure of the Company’s operating properties’ performance, including the evaluation of operating personnel. EBITDA should not be construed as an alternative to operating income as an indicator of the Company’s operating performance, as an alternative to cash flows from operating activities as a measure of liquidity or as an alternative to any other measure determined in accordance with U.S. generally accepted accounting principles (GAAP). The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA. Also, other gaming companies that report EBITDA information may calculate EBITDA in a different manner than the Company. Reconciliations of operating income to EBITDA are included in the financial schedules accompanying this release. A reconciliation of EBITDA with the Company’s net income is shown below (in thousands).

	Three Months Ended		Six Months Ended
	October 28, 2007	October 29, 2006	October 28, 2007	October 29, 2006
		(Restated)		(Restated)

EBITDA	$37,574	$38,263	$86,177	$93,589
(Add)/deduct:
Depreciation and amortization	35,270	24,304	65,827	48,290
Interest expense, net	28,036	19,931	52,756	39,418
Loss on early extinguishment of debt	11,468	—	13,660	—
Income tax provision (benefit)	(14,611)	(2,300)	(18,289)	3,187
Minority interest	2,046	515	3,973	1,553
Income (loss) from discontinued operations, net of income taxes	—	(13,817)	—	(17,773)
Net income (loss)	$(24,635)	$9,630	$(31,750)	$18,914

As management fees are eliminated in consolidation, EBITDA for the combined Black Hawk/Colorado Central Station property does not include management fees. The following table shows management fees and EBITDA inclusive of management fees for the three and six months ended October 28, 2007 and October 29, 2006:

	Three Months Ended		Six Months Ended
	October 28, 2007	October 29, 2006	October 28, 2007	October 29, 2006
	(unaudited, in thousands)
Management Fees
Black Hawk/Colorado Central Station	$1,806	$1,761	$3,634	$3,480

Certain of our debt agreement use “Adjusted EBITDA” as a financial measure for the calculation financial debt covenants.  Adjusted EBITDA differs from EBITDA as Adjusted EBITDA includes add back of items such as pre-opening expenses, certain write-offs and valuation expenses, and stock compensation expense.  Reference can be made to the definition of Adjusted EBITDA in the applicable debt agreements on file as Exhibits to our filing with the Securities and Exchange Commission.

2.               Reflects results since opening or acquisition date as follows:

Property	Date

Pompano	April 2007
Caruthersville	June 2007
Waterloo	June 2007
Coventry	July 2007

3.               Total consolidated stock compensation expense including corporate and properties for the three months ended October 28, 2007 and October 29, 2006 was $2.9 million and $2.6 million, respectively, of which, $2.5 million and $2.2 million were included in Corporate and development expense, respectively. Total consolidated stock compensation expense including corporate and properties for the six months ended October 28, 2007 and October 29, 2006 was $3.8 million and $4.1 million, respectively, of which, $3.1 million and $3.4 million were included in Corporate and development expense, respectively.

4.               Corporate write offs of $4.9 million primarily reflect the termination of the lease to develop a new project in west Harrison County, Mississippi.

###

Isle of Capri Casinos, Inc., founded in 1992, is dedicated to providing its customers with an exceptional gaming and entertainment experience at each of its 18 casino properties. The Company owns and operates casinos in Biloxi, Lula and Natchez, Mississippi; Lake Charles, Louisiana; Bettendorf, Davenport, Marquette and Waterloo, Iowa; Boonville, Caruthersville and Kansas City, Missouri and a casino and harness track in Pompano Beach, Florida. The Company also operates and has a 57 percent ownership interest in two casinos in Black Hawk, Colorado. Isle of Capri Casinos’ international gaming interests include a casino that it operates in Freeport, Grand Bahama, a casino in Coventry, England, and a two-thirds ownership interest in casinos in Dudley and Wolverhampton, England.

There are four Isle of Capri Casinos brands including “the isle,” Isle of Capri, Colorado Central Station and Rhythm City, providing over 16,000 slot machines, 550 table games and 3000 hotel rooms for our guests’ enjoyment.

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

Additional information concerning potential factors that could affect the Company’s financial condition, results of operations and expansion projects, is included in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year.

CONTACTS:

Isle of Capri Casinos, Inc.,

                    Allan B. Solomon, Executive Vice President-561.995.6660

                    Donn Mitchell, Chief Financial Officer-314.813.9319

                    Jill Haynes, Senior Director of Corporate Communication-314.813.9368

NOTE:  Other Isle of Capri Casinos, Inc. press releases and a corporate profile are available at http://www.prnewswire.com.  Isle of Capri Casinos, Inc.’s home page is http://www.islecorp.com.

This press release contains forward-looking statements which are subject to change. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may”, “will”, “expect”, “intend”, “estimate”, “anticipate”, “believe” or “continue” or the negative thereof or variations thereon or similar terminology.  These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, financing sources, development and construction activities, costs and delays, permits, weather, competition and business conditions in the gaming industry.  The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

Additional information concerning potential factors that could affect the Company’s financial condition, results of operations and expansion projects is included in the filings of the Company with the Securities and Exchange Commission including, but not limited to, its 10-K for the fiscal year ended April 30, 2006 and Form 10-Q for the fiscal quarters ended since that date.